Filed Pursuant to Rule 424(b)(5)

Registration No. 333-183916

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2012)

4,400 Shares of Series B Convertible Preferred Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 4,400 shares of our Series B Convertible Preferred Stock, which we refer to as our Series B Preferred Stock, and the common stock issuable from time to time upon conversion of our Series B Preferred Stock. Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible into shares of our common stock at an initial conversion price of $3.655, subject to adjustment upon the occurrence of certain events, at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which limit may be increased to 9.99% at the option of the holder. In the event of our liquidation, dissolution or winding up, holders of our Series B Preferred Stock will receive a payment equal to $0.01 per share of Series B Preferred Stock before any proceeds are distributed to the holders of our common stock. Shares of Series B Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series B Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series B Preferred Stock.

In a concurrent private placement, we are selling to the purchasers of shares of our Series B Preferred Stock offered under this prospectus supplement warrants to purchase one share of our common stock for each share of common stock into which the shares of Series B Preferred Stock purchased in this offering may be converted (the “Warrants”). The Warrants and the shares of our common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended, (the “Securities Act”), are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NSPH.” On June 5, 2015, the last reported sale price of our common stock as reported on the NASDAQ Capital Market was $3.53 per share. There is no established public trading market for the Series B Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Preferred Stock on any national securities exchange or other nationally recognized trading system. The Warrants being issued in the concurrent private placement are not listed on any securities exchange and we do not expect to list the Warrants.

On June 8, 2015, the aggregate market value of our common stock held by non-affiliates as of such date was $29,929,754, based on 6,881,852 shares of outstanding common stock, of which 6,848,914 shares are held by non-affiliates (as adjusted, for periods prior to April 8, 2015, for the 20-to-1 reverse stock split we completed on such date). In no event will we sell securities in a public primary offering in reliance on General Instruction I.B.6 of Form S-3 with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar months prior to and including the date of this prospectus supplement, we offered and sold securities with a market value of $4,545,478.07 pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 16 of our Annual Report on Form 10-K for the year ending December 31, 2014, which is incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC to act as our exclusive placement agent (the “Placement Agent”) in connection with the securities offered by this prospectus supplement. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the Series B Preferred Stock offered by this prospectus supplement. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of shares or dollar amount. We have agreed to pay to the Placement Agent the placement agent fees set forth in the table below, which assumes that we sell all of the Series B Preferred Stock that we are offering.

	Per Share	Total
Public offering price	$1,000.00	$4,400,000.00
Placement Agent’s fees (1)	$60.00	$264,000.00
Proceeds, before expenses, to us	$940.00	$4,136,000.00

(1)	We have agreed to reimburse the Placement Agent for its expenses in connection with this offering in an amount equal to $50,000 and to issue to the Placement Agent warrants to purchase 72,230 shares of common stock as described under “Plan of Distribution” on page S-17 of this prospectus supplement.

Delivery of the shares of Series B Preferred Stock is expected to be made on or about June 11, 2015, subject to customary closing conditions.

Prospectus Supplement dated June 8, 2015.

H.C. Wainwright & Co.

Prospectus Supplement

i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, all references in this prospectus supplement to “NSPH,” “the Company,” “we,” “us” or “our” refer to Nanosphere, Inc., a Delaware corporation.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a continuous registration process. Under this continuous registration process, we are offering to sell our securities using this prospectus supplement and the accompanying prospectus. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date it is presented. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference described in the section entitled “Incorporation of Certain Documents by Reference” into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before investing in our securities.

We are offering to sell, and seeking offers to buy, the securities offered by this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities offered by this prospectus supplement in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. Therefore, you should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Important Information Incorporated by Reference” in this prospectus supplement. You should also carefully consider the matters discussed in the sections in this prospectus entitled “Risk Factors” and in the accompanying prospectus and in other periodic reports incorporated herein by reference.

Our Business

We develop, manufacture and market an advanced molecular diagnostics platform; the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to run multiple tests simultaneously on the same sample. We are dedicated to enhancing medicine by providing targeted molecular diagnostic tests that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing. While many systems currently available on the market provide a diagnostic result for one test or a few tests within a specific market niche, the Verigene System provides for multiple tests to be performed on a single platform, including both genomic and protein assays, from a single sample.

We believe the Verigene System is differentiated by its ease of use, superior analytical performance and ability to detect many targets on a single test, referred to as “multiplexing”. It provides lower cost for laboratories already performing molecular diagnostic testing and enables smaller laboratories and hospitals without advanced diagnostic capabilities to perform genetic testing. Our ability to detect proteins, which can be as much as 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We are focused on the infectious disease diagnostics market.

Our test menu is designed to provide hospitals with the following benefits:

1.	save lives by identifying pathogens and appropriate treatment faster;

2.	reduce medical spending by accelerating appropriate treatment; and

3.	reduce antibiotic resistance growth by avoiding unnecessary treatments.

The Verigene System is comprised of a microfluidics processor, a touchscreen reader, certain disposable consumables used in sample preparation, target amplification and test cartridges. Certain assays, such as the Warfarin metabolism and hypercoagulation tests, were cleared by the U.S. Food and Drug Administration (“FDA”) for use with the original Verigene System processor (the “Original Processor”). Subsequently, we developed and launched a second generation Verigene System processor (the “Processor SP”) that handles the same processing steps as the Original Processor and incorporates sample preparation as well as test amplification. Some of our current customers continue to use the Original Processor for hypercoagulation testing . We are developing a next generation platform (“Atlas”) that increases the throughput and further automates the functionality of the Processor SP. The next generation system combines the reader with the processor and eliminates the consumables used in sample preparation and target amplification thus reducing processing steps for the technician. At this time, we believe our instrument inventory levels are sufficient to meet demand. Although this new instrument platform is in development, we closely monitor inventory levels and forecasted sales to manage our investment to meet demand while managing the risk of obsolete inventory. A significant portion of our inventory is instruments held at outside customers for evaluation prior to purchase. These instruments may not convert to sales and may be returned to the Company. If returned, these instruments are refurbished and remain available for sale inventory. The cost basis of our inventory is reduced for any products that are considered excessive or obsolete based upon assumptions about future demands and market conditions. If actual future demands or market conditions are less favorable than those projected by management, inventory writedowns may be required.

Recent Developments and Financial Information

May 2015 Equity Financing

On May 14, 2015, the Company completed the issuance and sale to institutional accredited investors (the “Series A Investors”), in a registered direct offering, of 4,400 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which are convertible into a total of 1,168,659 shares of the Company’s Common Stock, at a conversion price of $3.765, and warrants to purchase shares of Common Stock exercisable for up to 1,168,659 additional shares of Common Stock, in the aggregate (the “Series A Investor Warrants”) for $4.4 million. The Series A Investor Warrants have an exercise price of $3.65 per share and are exercisable for 5 years commencing six months from the closing date. Net proceeds from the sale of the Series A Preferred Stock and warrants after placement agent fees and other offering expenses are expected to be approximately $4.0 million. The Company intends to use the proceeds of the Series A Preferred Stock offering for general corporate purposes and working capital. Under the terms of the Series A Purchase Agreement, the Company is restricted from selling equity securities for the first 150 days following May 14, 2015, subject to certain exceptions. This restriction shall lapse if the Company’s Common Stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. The Series A Investors waived this restriction in connection with this Series B offering. As of the date of this prospectus supplement, the Series A Investors had converted 3,835.25 shares of Series A Preferred Stock into 1,018,659 shares of our Common Stock.

In connection with the issuance and sale of the Series A Preferred Stock and Series A Investor Warrants, and as partial payment of the placement agent’s fees in connection therewith, the Company issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of our Common Stock at an exercise price of $4.45 per share and otherwise with the same terms and conditions as the Series A Investor Warrants.

In connection with the issuance and sale of Series A Investor Warrants, the Company also entered into a registration rights agreement with the Series A Investors, pursuant to which the Company will be required to file one or more registration statements with the SEC to register the resale by the Series A Investors and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Series A Investor Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s).

2015 Loan Agreement

On May 14, 2015 (the “Closing Date”), the Company entered into a Loan and Security Agreement (the “2015 Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding, LLC, and SWK Funding LLC, as lenders (together, the “New Lenders”) providing for the New Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC will also act as agent under the 2015 Loan Agreement. On May 14, 2015, concurrent with the Company’s entry into the 2015 Loan Agreement, the Company drew down $20 million of the Loan, terminated its existing debt facility with Silicon Valley Bank and Oxford Finance, LLC (the “Prior Lenders”) and repaid approximately $8.9 million in full satisfaction of all outstanding liabilities and obligations to the Prior Lenders under such existing debt facility. The remaining $10 million of the New Lenders’ commitment can be drawn upon satisfaction of certain other conditions on or before the first anniversary of the Closing Date, including the Company achieving trailing six month revenue of at least $12 million during any consecutive six month period and the Company selling no less than 100 cumulative new units during any 12 month period starting January 1, 2015.

As consideration for the funding of the Loan and the New Lenders’ commitment thereunder, the Company issued warrants to the New Lenders to acquire an aggregate of up to 1,000,000 shares of the Company’s Common Stock with an exercise price of $0.01 per share and an expiration date that is ten years from the date of the 2015 Loan Agreement (the “Lender Warrants”). The Lender Warrants can be settled in shares of our common stock by cashless exercise in lieu of payment of the exercise price at the option of the New Lenders. The Lender Warrants were issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act, based in part upon representations made by the New Lenders to the Company that they are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act. The Lender Warrants and the shares of Common Stock issuable upon exercise of the Lender Warrants have not been registered under the Securities Act, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. No underwriting discounts or commissions or similar fees are payable in connection with the issuance of the Lender Warrants.

In connection with the issuance of the Lender Warrants, the Company entered into a Registration Rights Agreement with the New Lenders, pursuant to which the Company will be required to file one or more registration statements with the SEC to register the resale by the New Lenders and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Lender Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s).

Resignation of Interim Chief Financial Officer

On June 1, 2015, Ann Wallin, the interim chief financial officer, chief accounting officer and secretary of the Company, resigned as an officer and employee of the Company effective June 12, 2015. Ms. Wallin resigned to pursue other professional opportunities and her resignation did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

In connection with Ms. Wallin’s resignation and effective June 12, 2015, the Company has appointed Ms. Farzana Moinuddin, the Company’s Accounting Manager, as acting principal financial officer and Interim Chief Accounting Officer. On June 2, 2015, the Company entered into a consulting agreement with Chord Advisors, LLC (“Chord”), an advisory firm that provides financial accounting and advisory services to public companies, to assist with maintaining the Company’s internal controls and disclosure controls and procedures to ensure a smooth transition while the Company conducts a search for a new chief financial officer. The Company has retained Chord for a $10,000 retainer and will be billed for services rendered by Chord’s advisors on an hourly basis.

Our Applications

The following table summarizes the FDA and CE In-Vitro Diagnostic Mark (“CE IVD Mark”) regulatory status of our near-term genomic and protein assays on the Verigene System:

Assay	FDA Status(1)	CE IVD Mark Status(2)
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	510(k) cleared	CE IVD Marked
Respiratory Pathogens/Expanded Panel (RP Flex)	Submitted 12/22/2014	Submission in preparation
Bloodstream Infection (BSI) Panels
• Blood Culture – Gram Positive (BC-GP)	510(k) cleared	CE IVD Marked
• Blood Culture – Gram Negative (BC-GN)	510(k) cleared(4)	CE IVD Marked
• Blood Culture – Yeast (BC-Y)	In development	In development
C. difficile (CDF)	510(k) cleared	CE IVD Marked
Enteric Panel (EP)	510(k) cleared (5)	Submission in preparation
Enteric Panel on Atlas platform (6) (EP Flex)	In development	In development

Human Pharmacogenetic Assays:
Warfarin Metabolism (CYP2C9)	510(k) cleared(3)	CE IVD Marked
Hypercoagulation (FV, FII, MTHFR Panel)	510(k) cleared(3)	CE IVD Marked
CYP2C19 Genetic Variance	510(k) cleared	CE IVD Marked

(1)	For further description of our FDA regulatory requirements, please refer to the section “Regulation by the United States Food and Drug Administration” in this Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	For further description of our CE IVD Mark regulatory requirements, please refer to the section “Foreign Government Regulation” in this Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Currently cleared only for use with the original Processor.
(4)	510(k) cleared January 2014.
(5)	510(k) cleared October 2014 for full EP panel.
(6)	Atlas is our next generation instrument platform currently in development

The following table lists our international regulatory submissions and status thereof:

International Submissions & Approvals	Country
Assay	Saudi Arabia	Mexico	Japan	South Korea
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	Approved	Approved
Blood Culture – Gram Positive (BC-GP)	Approved	Approved	Submitted	Submitted
Blood Culture – Gram Negative (BC-GN)	Approved		Submitted
C. difficile (CDF)	Approved

Human Pharmacogenetic Assays:
Hypercoagulation (FV, FII, MTHFR Panel)	Approved
CYP2C19 Genetic Variance				Submitted

Corporate Information

We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Series B Preferred Stock offered by us	4,400 Shares. This prospectus supplement also relates to the offering of the 1,203,830 shares of common stock issuable upon conversion of the Series B Preferred Stock

Common stock outstanding after this offering	6,881,852 shares

Conversion	Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible into shares of our common stock at an initial conversion price of $3.655, subject to adjustment upon the occurrence of certain events, at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which limit may be increased to 9.99% at the option of the holder.

Liquidation Preference	In the event of our liquidation, dissolution, or winding up, holders of our Series B Preferred Stock will receive a payment equal to $0.01 per share of Series B Preferred Stock before any proceeds are distributed to the holders of our common stock.

Voting rights	Shares of Series B Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series B Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series B Preferred Stock.

Dividends	Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes and working capital.

Risk factors	You should read the “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, on page S-8 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Capital Market symbol	NSPH

Concurrent Private Placement	In a concurrent private placement, we are selling to the purchasers of shares of our Series B Preferred Stock offered under this prospectus supplement warrants to purchase one share of our common stock for each share of common stock into which the shares of Series B Preferred Stock purchased in this offering may be converted, or up to 1,203,830 warrants. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The warrants will be exercisable on the six month anniversary of the date of issuance at an exercise price of $3.54 per share and will expire five and a half years from the date of issuance of the warrants. The warrants and the shares of our common stock issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See “Private Placement Transaction.”

The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of June 8, 2015, which was 6,881,852, and does not include, as of that date:

• 246,618 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $66.60 per share;

• 6,801 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $53.00 per share;

• 296,004 shares of common stock reserved for future issuance under our 2014 Long Term Incentive Plan;
• 1,168,659 shares of common stock issuable upon the exercise of the Warrants issued in a private placement on May 14, 2015;

•    70,120 shares of common stock issuable upon the exercise of the Warrants issued to the Placement Agent as partial compensation in connection with the offering of Series A Preferred Stock completed on May 14, 2015;

• 150,000 shares of common stock issuable upon the conversion of the remaining shares of Series A Preferred Stock;

• 1,000,000 shares of common stock issuable upon the exercise of Warrants issued to the New Lenders under the 2015 Loan Agreement;

• 1,203,830 shares of common stock issuable upon the exercise of Warrants to be issued in the concurrent private placement. See “Private Placement Transaction”; and

• 72,230 shares of common stock issuable upon the exercise of the Warrants to be issued to the Placement Agent as partial compensation in connection with this offering. See “Plan of Distribution”.

RISK FACTORS

Before you make a decision to invest in the securities that we are offering pursuant to this prospectus supplement, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

See “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

If you purchase the Series B Preferred Stock sold in this offering, assuming it is converted into shares of our common stock, you will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our Series B Preferred Stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock issuable upon the conversion of the Series B Preferred Stock you purchase in this offering. Based on the public offering price of $1,000 per share, assuming the conversion of 4,400 shares of Series B Preferred Stock into 1,203,830 shares of common stock and a proforma net tangible book value of our common stock of $17.6 million, or $3.065 per share, as of March 31, 2015 (as adjusted to reflect the issuance of 4,400 shares of Series A Preferred Stock, warrants to purchase 1,168,659 shares of common stock, warrants to purchase 70,120 shares of common stock, and warrants to purchase 1,000,000 shares of common stock issued on May 14, 2015 and the conversion of 4,400 shares of Series A Preferred Stock into shares of common stock as of June 8, 2015), if you purchase shares of Series B Preferred Stock in this offering, you will suffer immediate and substantial dilution of $0.55 per share in the net tangible book value of the common stock. In the event that you exercise your Warrants, you will experience additional dilution to the extent that the exercise price of these Warrants is higher than the net tangible book value per share of our common stock. If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, may experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. See “Dilution” on page S-15 for a more detailed discussion of the dilution you will incur in connection with this offering.

There is no public market for the Series B Preferred Stock in this offering.

There is no established public trading market for the Series B Preferred Stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Preferred Stock on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Series B Preferred Stock will be limited.

We will require additional financing after completion of this offering

We currently do not have sufficient capital to fully fund the activities needed to commercialize and market our products and to generate net income. As of March 31, 2015, we had approximately $14.2 million of cash and cash equivalents, which was increased by approximately $4.0 million of net proceeds from our offering of Series A Preferred Stock in May 2015 which was increased by approximately $11 million from our initial borrowing under the 2015 Loan Agreement (after repaying preexisting indebtedness) and which would be increased by approximately $4.0 million of net proceeds of this offering if these transactions were completed on that date. After our receipt of the $4.0 million of net proceeds from this offering, we anticipate having sufficient cash on hand and cash from future operations to fund our operations for at least the near future, however there can be no assurance that our marketing and sales efforts will progress as anticipated or that our cash generated from operations will be as expected.

In addition, after the completion of this offering, the terms of our 2015 Loan Agreement with the New Lenders require that we raise an aggregate of at least an additional $2 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the closing date of the 2015 Loan Agreement (i.e. January 14, 2016). See “Prospectus Supplement Summary - Recent Developments and Financial Information - 2015 Loan Agreement” on page S-2. Under the terms of our purchase agreement with the investors in this offering, we are restricted from selling equity securities for the first 150 days following the closing of the offering of Series A Preferred stock on May 14, 2015 (i.e. October 11, 2015), subject to certain exceptions. This restriction shall lapse if our common stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days. If this restriction does not lapse, we will be limited in our ability to raise capital to satisfy the covenant in the 2015 Loan Agreement and may not be able to respond to favorable market conditions, and there can be no assurance that we will be able to raise the additional $2 million required to satisfy this covenant.

We do not anticipate achieving positive operating cash flow in at least the next twelve months. We require increased investment in additional manufacturing scale-up, and to add sales, marketing and customer support personnel during the next twelve months to advance the commercialization of our products. We operate in a market that makes our prospects difficult to evaluate, and achievement of positive cash flow from operations will depend upon revenue resulting from adoption of both our current products and future products that depend upon regulatory clearance. Demand for our respiratory products is directly proportional to the size and duration of the annual season for influenza and other respiratory illnesses. Any unanticipated acceleration or deceleration of customer demand for our product relative to projections will have a material effect on our cash flows.

Management is uncertain that our current and anticipated cash resources would be sufficient to support currently forecasted operations through at least the next twelve months, and we will need additional debt or equity financing in the future to execute our business plan and to be able to continue as a going concern. In addition, if we fail to raise an additional $2 million from the sale of equity securities or licensing or strategic partnership transactions on or before the eight month anniversary of the closing date of the 2015 Loan Agreement, then we will be in default under the 2015 Loan Agreement and all amounts owing to the New Lenders will become immediately due and payable. If in the future, we fail to satisfy the continued listing standards of NASDAQ, we may not be able to sell shares of our common stock. Accordingly, market conditions may limit our ability to raise capital on favorable terms, or at all, and the terms of any public or private offerings of debt or equity securities likely would be significantly dilutive to existing shareholders. Management also believes that, if necessary, it can implement plans in the short term to conserve existing cash should additional financing activities be delayed. Capital outlays and operating expenditures may increase over the next twelve months as the Company expands its infrastructure, manufacturing capacity and research and development activities to support commercialization of our products.

We cannot guarantee that we would be able to obtain any of the additional debt or equity financing that would be required after completion of this financing on commercially reasonable terms or at all, and we may continue to evaluate a full range of potential strategic alternatives. Additional equity funding could be dilutive to existing stockholders. If we fail to obtain the necessary debt or equity financing when needed, we may not be able to execute our planned development and commercialization efforts, which would have a material adverse effect on our growth strategy and our results of operations and financial condition. If we are unable to generate sufficient capital from operations or raise additional funds, we will need to do one or more of the following:

•	delay, scale-back or eliminate research and development of some or all of assays or the next generation Verigene System;

•	license third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;

•	attempt to sell our company;

•	cease operations; or

•	declare bankruptcy.

The occurrence of any of the foregoing events would have a material adverse effect on our growth strategy and our results of operations and financial condition, and there can be no assurance that we would be able to continue as a going concern.

The issuance of additional equity securities may negatively impact the trading price of our common stock.

We have issued equity securities in the past, will issue equity securities in this offering and expect to continue to issue equity securities to finance our activities in the future. In addition, outstanding options and warrants to purchase our common stock may be exercised and additional options and warrants be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional equity securities, including the shares of Series B Preferred Stock issued by us in this offering or the shares of our common stock issuable upon conversion of the Series B Preferred Stock or upon exercise of the warrants issued by us in the concurrent private placement, would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

The market price of our common stock is volatile, and the value of your investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to continue the listing of our common stock on a national securities exchange, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

Our stock price has in the past and may in the future not meet the minimum bid price for continued listing on the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from The Nasdaq Capital Market.

On September 19, 2014, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying us that, for the last 30 consecutive business days, the closing bid price of our common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(a)(1) (“Minimum Bid Price Rule”). In October 2014, we transferred the listing of our common stock to the Nasdaq Capital Market. On April 8, 2015, we completed a 20-to-1 reverse split of our issued and outstanding common stock. Although we regained compliance with the Minimum Bid Price Rule on April 23, 2015, there can be no assurance that our common stock will continue to satisfy this rule. If we were to fail to comply with the Minimum Bid Price Rule again the future and became subject to delisting, such delisting from NASDAQ would adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, and other information that we may furnish to the Securities and Exchange Commission from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus and information that we furnish to or file with the Securities and Exchange Commission regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	if we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations;

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the infectious disease product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inappropriate;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand;

•	the adequacy of our response to the U.S. Food and Drug Administration (“FDA”) warning letter that we received on January 22, 2015;

•	our ability to retain and attract senior executives and key scientific and technical personnel to execute our business plan;

•	our ability to continue as a going concern; and

•	those set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement and page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended from time to time under “Risk Factors” in our Quarterly Reports on Form 10-Q.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. Forward-looking statements should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus.

You should carefully consider all the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in our securities.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered pursuant to this prospectus supplement will be approximately $4.0 million. “Net proceeds” is what we expect to receive after paying the placement agent fees and other expenses of this offering payable by us.

We will use the net proceeds from the sale of our Series B Preferred Stock for general corporate purposes and working capital.

Until we use the net proceeds of this offering, we may invest the funds in short-term, investment grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed and traded on the NASDAQ Capital Market under the symbol “NSPH.” The following table sets forth, for the quarters shown, the range of high and low sales prices of our common stock on the NASDAQ Capital Market (as adjusted, for periods prior to April 8, 2015, for the 20-to-1 reverse stock split we completed on such date).

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2015
Second quarter (through June 8, 2015)	$5.80	$3.20
First quarter	$8.98	$4.34
Fiscal Year Ending December 31, 2014
Fourth Quarter	$25.40	$6.40
Third quarter	$35.40	$10.80
Second quarter	$45.60	$24.00
First quarter	$59.40	$40.20
Fiscal Year Ending December 31, 2013
Fourth quarter	$51.60	$36.20
Third quarter	$70.60	$35.40
Second quarter	$89.80	$41.60
First quarter	$65.00	$34.40

The closing price of our common stock on the NASDAQ Capital Market on June 8, 2015 was $3.63 per share. Immediately prior to this offering, we had 6,881,852 shares of common stock outstanding, which were held by approximately 65 stockholders of record and more than 10,000 beneficial owners of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 4,400 shares of Series B Preferred Stock which are initially convertible into 1,203,830 shares of our common stock.

Common Stock

As of the date of this prospectus supplement, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and have been issued, and 4,400 shares have been designated as Series B Preferred Stock to be offered and sold pursuant to this prospectus supplement and the accompanying prospectus. As of June 8, 2015, there were 6,881,852 shares of our common stock outstanding and there were no shares of our preferred stock outstanding.

The material terms and provisions of our common stock and each other class of our securities which may qualify or limit the rights and privileges of our common stock are described under the caption “Description of Capital Stock” in the accompanying prospectus.

The transfer agent for our common stock is American Stock Transfer and Trust Company. Our common stock is traded on the Nasdaq Capital Market under the symbol “NSPH.”

Series B Preferred Stock

The following summary of certain terms and provisions of our Series B Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock.

General. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of our preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and have been issued.

Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 4,400 of the 10,000,000 authorized shares of preferred stock as Series B Preferred Stock. When issued, the shares of Series B Preferred Stock will be validly issued, fully paid and non-assessable.

Rank. The Series B Preferred Stock will rank:

•	senior to all of our common stock to the extent of its liquidation preference of $44.00;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock to the extent of its liquidation preference of $44.00;

•	senior to warrants to purchase 6,801 shares of our common stock issued in 2013, warrants to purchase 1,168,659 shares of our common stock issued in a private placement on May 14, 2015, warrants to purchase 1,000,000 shares of our common stock issued to the New Lenders under the 2015 Loan Agreement, warrants to purchase 70,120 shares of our common stock issued to the placement agent in the offering of Series A Preferred Stock completed on May 14, 2015, warrants to purchase 1,203,830 shares of our common stock to be issued in the concurrent private placement, and warrants to purchase 72,230 shares of our common stock to be issued to the placement agent in this offering, in each case to the extent of its liquidation preference of $44.00; and

•	on parity to our Series A Preferred Stock and any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock.

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series B Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will receive a payment equal to $0.01 per share of Series B Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Voting Rights. Shares of Series B Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series B Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series B Preferred Stock.

Dividends. Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not plan on making an application to list the Series B Preferred Stock on The NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. We expect the common stock issuable upon conversion of the Series B Preferred Stock to be listed on The NASDAQ Capital Market.

Restrictive Covenant. We are restricted from selling equity securities for the first 150 days following the closing, subject to certain exceptions. This restriction shall lapse if our common stock achieves a volume weighted average price of least $6 per share with an average daily trading volume of at least $250,000 for any period of 20 consecutive trading days.

Participation Rights. We have granted the purchasers of our Series B Preferred Stock the right to participate in up to 50% of the securities that we may issue in any future capital raising transactions that we may undertake during the 12 months following the date that we deliver the shares of Series B Preferred Stock to the purchasers at the closing of this offering.

DILUTION

Our net tangible book value of our common stock as of March 31, 2015 was approximately $17.6 million, or approximately $2.99 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of 4,400 shares of our Series B Preferred Stock at the public offering price of $1,000.00 per share, assuming the conversion of 4,400 shares of the Series B Preferred Stock into 1,203,830 shares of our common stock and after deducting placement agent fees and estimated offering expenses, our as adjusted proforma net tangible book value as of March 31, 2015 (as adjusted to reflect the issuance of 4,400 shares of Series A Preferred Stock, warrants to purchase 1,168,659 shares of common stock, warrants to purchase 70,120 shares of common stock, and warrants to purchase 1,000,000 shares of common stock on May 14, 2015 and the conversion of 4,400 shares of Series A Preferred Stock into shares of common stock as of June 8, 2015) would have been approximately $25.6 million, or $3.104 per share, which excludes the warrants to purchase 1,168,659 shares of our common stock issued in a private placement on May 14, 2015, the warrants to purchase 70,120 shares of our common stock issued to the placement agent in the offering of Series A Preferred Stock completed on May 14, 2015, warrants to purchase 1,000,000 shares of our common stock issued to the New Lenders under the 2015 Loan Agreement, warrants to purchase 1,203,830 shares of our common stock to be issued in the concurrent private placement, and warrants to purchase 72,230 shares of our common stock to be issued to the placement agent in this offering. This represents an immediate increase in net tangible book value of $0.039 per share to existing stockholders and immediate dilution of $0.55 per share to investors purchasing our Series B Preferred Stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per equivalent share of common stock		$3.655
Net tangible book value per share of common stock as of March 31, 2015	$2.99
Pro forma net tangible book value per common stock as of March 31, 2015 (adjusted for Series A preferred stock issuance)	$3.065
Increase in net tangible book value per share of common stock attributable to the offering	$0.039
Adjusted pro forma net tangible book value per share of common stock as of March 31, 2015 after giving effect to the offering		$3.104
Dilution in net tangible book value per share of common stock to new investors in the offering		$0.55

The above discussion and table are based on 5,863,193 shares of our common stock outstanding as of March 31, 2015 (as adjusted for the 20-to-1 reverse stock split we completed on such date) and does not include:

•	246,618 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $66.60 per share;

•	6,801 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $53.00 per share;

•	296,004 shares of common stock reserved for future issuance under our 2014 Long Term Incentive Plan;

•	1,168,659 shares of common stock issuable upon the exercise of the Warrants issued in a private placement on May 14, 2015;

•	70,120 shares of common stock issuable upon the exercise of the Warrants issued to the Placement Agent as partial compensation in connection with the offering of Series A Preferred Stock completed on May 14, 2015;

•	150,000 shares of common stock issuable upon the conversion of the remaining shares of Series A Preferred Stock;

•	1,000,000 shares of common stock issuable upon the exercise of Warrants issued to the New Lenders under the 2015 Loan Agreement;

•	1,203,830 shares of common stock issuable upon the exercise of Warrants to be issued in the concurrent private placement. See “Private Placement Transaction”; and

•	72,230 shares of common stock issuable upon the exercise of the Warrants to be issued to the Placement Agent as partial compensation in connection with this offering. See “Plan of Distribution”.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors.

PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement (the “Private Placement Transaction”), we are selling to purchasers of our common stock in this offering warrants (the “Warrants”) to purchase one share of our common stock for each share of common stock into which the shares of Series B Preferred Stock purchased in this offering may be converted . We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash.

The Warrants and the shares of our common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell shares of common stock issued upon exercise of the Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

The Warrants will be issued as individual warrants to each of the investors. You should review a copy of the form of warrant, which will be attached as an exhibit to our Current Report on Form 8-K being filed with the SEC in connection with the Private Placement Transaction, for a complete description of the terms and conditions of the warrants.

Each Warrant will be exercisable on the six month anniversary of the date of issuance at an exercise price of $3.54 per share, subject to adjustment, and will remain exercisable for five and a half years from the date of issuance, but not thereafter. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available, the holder may exercise the Warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

The shares of our common stock issuable upon the exercise of the Warrants also have certain registration rights for a period until the first day as of which all shares issued and sold under the Warrants may be sold under Rule 144 of the Securities Act without regard to the volume, manner of sale or current public information requirements under Rule 144.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant will not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright” or the “Placement Agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus supplement from institutional investors. H.C. Wainwright is not purchasing or selling any shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of shares, other than to use their “reasonable best efforts” to arrange for the sale of shares by us. Therefore, we may not sell the entire amount of shares being offered. We will enter into a securities purchase agreement directly with accredited institutional investors who purchase our common stock in this offering. H.C. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 6.0% of the gross proceeds to us from the sale of the shares of our Series B Preferred Stock in the offering and we will issue to the Placement Agent the Placement Agent Warrant as outlined below. We will reimburse H.C. Wainwright for its expenses incurred in connection with this offering in an amount equal to $50,000.

The following table shows the per share and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per share placement agent cash fees	$60.00
Total	$264,000.00

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees in the table above, will be approximately $120,000 and shall not exceed $136,000. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4.0 million.

In addition, we agreed to grant compensation warrants to the Placement Agent (the “Placement Agent Warrant”) to purchase a number of shares of our common stock equal to 6% of the aggregate number of shares of common stock into which the shares of Series B Preferred Stock sold to the investors in this offering may be converted, or 72,230 shares. The compensation warrants will have an exercise price of $3.54 and will terminate on the five year anniversary of the effective date of the offering. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

H.C. Wainwright has the right to act as the exclusive advisor, underwriter or agent in any offering of securities by us excluding securities issued in certain debt, licensing or strategic partnership transactions. If this offering is not successfully completed, we have agreed to provide H. C. Wainwright with a tail fee equal to 6% of cash received by us and 6% warrant coverage if we receive an investment from an investor contacted by Wainwright in connection with this offering within six months of the expiration of our agreement with H. C. Wainwright.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

We have agreed to indemnify the Placement Agent and the purchasers against certain liabilities relating to or arising out of the offering. We have also agreed to contribute to payments Placement Agent may be required to make in respect of such liabilities.

LEGAL MATTERS

Certain legal matters with respect to the validity of common stock offered by this prospectus supplement will be passed upon for us by Seyfarth Shaw LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Placement Agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements, incorporated in this prospectus supplement and the accompanying prospectus by reference from Nanosphere, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Nanosphere, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We also file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus supplement and the accompany prospectus are a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus supplement and the accompanying prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus supplement and the accompanying prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement and the accompanying prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus supplement and the accompanying prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 as filed with the SEC on February 11, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2014 as filed with the SEC on April 2, 2015;

•	Our Quarterly Report on Form 10-Q for our quarterly period ended March 31, 2015 as filed with the SEC on May 12, 2015;

•	Our definitive proxy statement on Schedule 14A, relating to the special meeting of stockholders held on April 7, 2015, as filed with the SEC on March 3, 2015;

•	Our Current Reports on Forms 8-K as filed with the SEC on January 28, 2015 (excluding such portions furnished under Items 2.02 and 9.01 thereto), April 7, 2015, May 14, 2015 and June 2, 2015; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus.

Prospectus

Nanosphere, Inc.

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Nanosphere, Inc. may offer, from time to time, common stock, preferred stock, warrants, stock purchase contracts or stock purchase units.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “NSPH.” The closing per share price of our common stock on the NASDAQ Global Market on October 26, 2012 was $3.11.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Investing in our securities involves risks. You should carefully read and consider the Risk Factors beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented and amended by the Risk Factors beginning on page 18 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as may be further supplemented or amended from time to time in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2012.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Nanosphere,” “Company,” “we,” “our,” “us” or similar references are to Nanosphere, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of common stock, warrants, preferred stock, stock purchase contracts and stock purchase units, as described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $100,000,000. This prospectus provides you with a general description of the securities that we may offer, which is not meant to be a complete description of each security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus, any prospectus supplement or any information incorporated herein or therein is accurate as of any date other than the date of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on or available through our website is not incorporated into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC and incorporated herein by reference subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2011;

•	The portions of our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on May 30, 2012 that have been incorporated by reference into our Annual Report on Form 10-K;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Amendment No. 1 thereto on Form 10-Q/A;

•	Our Current Reports on Form 8-K filed on June 1, 2012, July 24, 2012 and October 10, 2012; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, Illinois 60062

Attention: Investor Relations

Phone: (847) 400-9000

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This registration statement, including the documents we incorporate herein by reference, and other information that we may furnish to the Securities and Exchange Commission from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in this registration statement and information that we furnish to or file with the Securities and Exchange Commission regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward- looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the BSI, enteric, extended tuberculosis and meningitis MDx product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inapposite;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand; and

•	those set forth under Part I., Item 1A “Risk Factors” in our Annual Reports on Form 10-K, as supplemented or amended from time to time under Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q.

These forward-looking statements represent our estimates and assumptions only as of the date such statements have been made. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth under “Risk Factors” in this registration statement and any prospectus supplement to the prospectus included as a part of this registration statement.

You should carefully consider all the information in or incorporated by reference in this registration statement prior to investing in our securities.

NANOSPHERE, INC.

Overview

We develop, manufacture and market an advanced molecular diagnostics platform, the Verigene System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to run multiple tests simultaneously on the same sample. The Verigene System includes a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing. While many systems currently available on the market provide a diagnostic result for one test or a few tests within a specific market niche, the Verigene System provides for multiple tests to be performed on a single platform, including both genomic and protein assays, from a single sample.

The Verigene System is differentiated by its ease of use, rapid turnaround times and ability to detect many targets on a single test, referred to as “multiplexing.” It provides lower cost for laboratories already performing molecular diagnostic testing and enables smaller laboratories and hospitals without advanced diagnostic capabilities to perform genetic testing. Our ability to detect proteins, which can be as much as 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We are focused on the clinical diagnostics market.

Our test menu is designed to fulfill the following unmet hospital laboratory needs:

1)	the conversion of microbiology to molecular methods to more rapidly pinpoint infectious diseases;

2)	point-of-care pharmacogenetics to ensure that appropriate therapies are prescribed; and

3)	earlier detection of life threatening disease through ultra-sensitive protein assays.

The Verigene System is comprised of a microfluidics processor, a touchscreen reader and disposable test cartridges. Certain assays, such as the Warfarin metabolism and hyper-coagulation tests, were cleared by the U.S. Food and Drug Administration (“FDA”) for use with the original Verigene System processor (the “Original Processor”). Subsequently, we developed and launched a second generation Verigene System processor (the “Processor SP”) that handles the same processing steps as the Original Processor and incorporates sample preparation. Some of our current customers continue to use the Original Processor for hyper-coagulation testing and Warfarin metabolism testing. Our development plans are focused on expanding the menu of tests that will run on the Processor SP, and we plan to develop and seek regulatory approval of all future assays on the Processor SP.

Our Applications

The following table summarizes the FDA and CE In-Vitro Diagnostic Mark (“CE IVD Mark”) regulatory status of our near-term genomic and protein assays on the Verigene System:

Assay	FDA Status(1)	CE IVD Mark Status(2)

Infectious Disease Assays

Respiratory Virus with Sub-Typing	510(k) cleared	CE IVD Marked

Blood Infection Panels • Blood Culture – Staphylococcus (BC-S) • Blood Culture – Gram Positive (BC-GP) • Blood Culture – Gram Negative (BC-GN) • Blood Culture – Fungal (BC-F)	510(k) cleared 510(k) cleared(4) In development In development	Part of BC-GP CE IVD Marked In development In development

C. difficile	In development	In development

Enteric Panel	In development	In development

Human and Pharmacogenetic Assays

Warfarin Metabolism	510(k) cleared(3)	CE IVD Marked

Hyper-Coagulation	510(k) cleared(3)	CE IVD Marked

Plavix® Metabolism (2C19)	510(k) and PMA pending	CE IVD Marked

Ultra-Sensitive Protein Assays

Cardiac Troponin I	In development	In development

Prostate-Specific Antigen (PSA)	Research use only

(1)	For further description of our FDA regulatory requirements, please refer to the section “Regulation by the United States Food and Drug Administration” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	For further description of our CE IVD Mark regulatory requirements, please refer to the section “Foreign Government Regulation” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	Currently cleared only for use with the Original Processor.
(4)	Received FDA clearance in June 2012.

Infectious Disease Assays

The conversion of microbiology to molecular methods is driven by the need to identify infectious diseases more quickly, allowing a more rapid commencement of clinical intervention. Microbiology labs need tests that can rapidly detect a wide range of potential infectious agents in an automated system. The Verigene System provides the multiplexing, rapid turnaround and ease-of-use needed by these labs. Our infectious disease menu and the Processor SP provide microbiology labs with a compelling solution for conversion to molecular testing.

We have received 510(k) clearance from the FDA for our respiratory panel that detects the presence of influenza A and B as well as respiratory syncytial virus (“RSV”) A and B. Influenza is commonly known as the seasonal flu and RSV is a respiratory virus that infects the lungs and breathing passages. RSV is the most common cause of bronchitis and pneumonia in children under the age of one year and has become a significant concern for older adults. Our respiratory panel provides physicians with a highly accurate and fast determination of which virus is present. This test result guides the most appropriate treatment therapy.

In the fourth quarter of 2009, we received 510(k) clearance from the FDA for our respiratory panel on the Processor SP. We believe that our respiratory assay on the Processor SP offers a simple-to-use molecular test for diagnosing respiratory infections and the flu, while providing improved sensitivity over currently available rapid tests. We have received clearance for a package insert change for this assay confirming that the novel H1N1 virus is detected as a positive Influenza A when using our respiratory assay and the Processor SP.

In the first quarter of 2011, we received 510(k) clearance from the FDA and CE IVD Mark for our respiratory assay that includes subtyping for seasonal H1 virus, seasonal H3 virus, and the 2009 novel H1N1 virus, commonly known as swine flu, as well as the targets on our previously cleared respiratory assay. We believe this is the first sample-to-result molecular respiratory test to include all of these viruses, thus lowering the cost of molecular respiratory testing for hospitals and demonstrating the multiplexing capability of the Verigene System. The demand for this test will be highly dependent upon the seasonality and prevalence of respiratory viruses.

We are developing blood stream infection panels for the earlier detection of specific bacteria and resistance markers within patients with blood stream infections. These panels include gram positive, gram negative and fungal pathogens and resistance markers. These assays are designed to enable physicians to pinpoint bacterial strains infecting patients and thus prescribe the most appropriate antibiotic regimen within 24 hours rather than after several days. Treatment is sometimes begun before assays are complete and we believe that this early detection capability will allow patients to avoid unnecessary treatments that may expose them to serious side effects. The first blood stream infection panel developed was the gram positive that represents approximately 65% of blood stream infections. In the fourth quarter of 2011 we received CE IVD Mark for the BC-GP and FDA clearance of BC-S, a subset of the BC-GP panel. In June 2012 we received a de novo 510(k) clearance to market the full BC-GP panel. The BC-GN and BC-F panels are in development.

Our development efforts also include a C. difficile test and an enteric bacteria test. C. difficile is a bacterium that can cause symptoms ranging from diarrhea to life-threatening inflammation of the colon. Our enteric bacteria assay is being developed to detect and identify the Enterobacteriaceae species that most often result from food poisoning. The enteric assay tests for a wide spectrum of bacteria that are treated with various antibiotics and other anti-bacterial drug therapies. These assays also will require regulatory submission to the FDA and corresponding foreign regulatory bodies. We have begun clinical trials for the C. difficile test that we believe are necessary to secure regulatory approval.

Human and Pharmacogenetic Assays

Hospitals need faster, less expensive and easier-to-use human and pharmacogenetic tests that can be run for a single patient at the point-of-care. Our Verigene System and human and pharmacogenetic test menu addresses these hospital needs. Pharmacogenomics is an emerging subset of human genetic testing that correlates gene variation with a drug’s efficacy or toxicity. These tests play a key role in the advancement of personalized medicine where drug therapies and dosing are guided by each patient’s genetic makeup. There is a growing demand on laboratories to implement molecular diagnostic testing, but the cost and complexity of existing technologies and the need for specialized personnel and facilities have limited the number of laboratories with these capabilities. The ease-of-use and reduced complexity of the Verigene System enables any hospital to perform these testing needs.

We have received 510(k) clearance from the FDA for a warfarin metabolism assay performed on our Original Processor. This is a pharmacogenetic test to determine the existence of certain genetic mutations that affect the metabolism of warfarin-based drugs, including Coumadin®, the most-prescribed oral anticoagulant. This assay has been CE IVD Marked during the first quarter of 2011, and we plan to submit an FDA application for this assay to allow its use on the Processor SP.

In the third quarter of 2010, we filed a pre-market approval application (“PMA”) with the FDA for our cytochrome P-450 2C19 assay that detects genetic mutations associated with deficient metabolism of clopidogrel, more commonly known by the trade name Plavix. On June 9, 2011, we received a “not approvable” letter from the FDA with respect to our PMA submission in which the FDA stated that it will not approve the Plavix metabolism test for commercial use in the United States until the PMA is amended. The FDA cited several deficiencies in our submission that necessitate we perform additional analytical studies and address manufacturing questions. We have completed the analytical studies required by the FDA and have submitted this data in a 510(k) application. If and when we receive 510(k) clearance for this product, we expect it will be indicated for the detection of certain 2C19 genetic variances. This assay was CE IVD Marked during the first quarter of 2011.

Clopidogrel inhibits platelet function and is a standard treatment to reduce the risk of thrombolytic events for patients undergoing percutaneous coronary interventions. Clopidogrel metabolism is affected by the cytochrome P-450 family of genes. Up to 50% of the population possess variations in these genes and abnormally metabolize this drug, thus increasing the risk of adverse events. Our 2C19 assay is designed to identify patients possessing certain of these variations so that alternative therapeutic approaches can be prescribed to reduce clotting that can result in heart attack or stroke.

We also have received 510(k) clearance from the FDA for a hyper-coagulation assay on the Original Processor that determines an individual’s risk, based upon genetic information, for the development of blood clots that can lead to pulmonary embolism and deep vein thrombosis. This assay has been CE IVD Marked during the fourth quarter of 2011, and we plan to submit an FDA application for this assay to allow its use on the Processor SP.

Ultra-Sensitive Protein Assays

Our ability to detect proteins at sensitivity levels that can be 100 times greater than current technologies may enable earlier detection of and intervention in diseases as well as enable the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies. We have developed or are currently developing diagnostic tests for markers that reveal the existence of a variety of medical conditions including cardiovascular, respiratory, cancer, autoimmune, neurodegenerative and other diseases.

The first ultra-sensitive protein test we plan to commercialize is for cardiac troponin I (“cTnI”), which is the gold standard biomarker for diagnosis of myocardial infarction, or heart attack, and identification of patients with acute coronary syndromes at risk for subsequent cardiovascular events. We previously submitted a 510(k) application to the FDA to obtain clearance for the cardiac troponin assay on the Original Processor. We have withdrawn this application and plan to submit a new 510(k) application to obtain clearance for this assay on the Processor SP. We have completed accruing samples and one year clinical follow up for our international pivotal trial named FAST-TRAC. We plan to use the patient samples from this clinical trial to run the tests needed to submit a 510(k) application for this assay. The FAST-TRAC clinical study is designed to further demonstrate the clinical utility of ultra-sensitive cTnI measurements as a diagnostic tool for use in the management of both acute and chronic cardiac disease.

In addition to the cardiac troponin I assay, we are developing an ultra-sensitive prostate-specific antigen (“PSA”) test for early diagnosis of recurrent prostate cancer. Early testing data suggest this assay may serve as a more specific test for PSA screening. We are also working on a multiplexed protein-based connective-tissue panel for the detection of rheumatoid arthritis, lupus and other related diseases. Finally, we are investigating new biomarkers where our ultra-sensitive protein detection technology may enable earlier detection of a broad range of diseases, such as cancer.

Employees

As of June 30, 2012, we had 132 full-time employees. Of these employees, 45 were in research and development, 39 were in manufacturing (in support of both the sales and research and development functions), 34 were in sales and marketing and 14 were in general and administrative functions. We have never had a work stoppage and none of our employees are covered by collective bargaining agreements or represented by a labor union.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes and working capital. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are available as set forth under “Where You Can Find More Information.”

Common Stock

As of August 30, 2012, there were 56,090,437 shares of our common stock outstanding that were held of record by 87 stockholders. The holders of our common stock are entitled to the following rights.

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owing 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “NSPH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Registration Rights

Pursuant to an agreement between us and certain of our stockholders, we have granted the following demand registration rights to Mr. Mark Slezak, who is a member of our board of directors, and AOQ Trust, Alfa-Tech, LLC, Lurie Investment Fund, LLC, Lurie Investments, Inc. and their respective affiliates. Mr. William P. Moffitt, III, our chief executive officer and a member of our board of directors, and Dr. Chad Mirkin, a member of our board of directors, are parties to this agreement but do not have the right to demand registration. In addition, Ms. Sheli Rosenberg, a former member of our Board of Directors, Bain Capital Venture Fund 2005, L.P. Brookside Capital Partners Fund, L.P., and their respective affiliates, each of whom are 5% stockholders of the Company, and other stockholders are parties to the this agreement, but are no longer entitled to registration rights under the agreement as all of their shares are eligible for resale without restriction pursuant to Rule 144(b)(1) of the Securities Act. At any time after the earlier to occur of (1) 120 days after the closing of our initial public offering, which occurred on November 6, 2007, or (2) April 1, 2010:

•	Long-Form Registrations. Stockholders holding at least 20% of the then outstanding shares of our common stock that are subject to the registration rights agreement, which we refer to as registrable securities, have the right to demand that we file a registration statement under the Securities Act on Form S-1 or any similar long-form registration covering their registrable securities. However, we are not obligated to file a long-form registration statement on more than three occasions upon the request of our stockholders.

•	Short-Form Registrations. Stockholders holding at least 10% of the then outstanding registrable securities have the right to demand that we file a registration statement on Form S-3 or any similar short-form registration covering their registrable securities, provided that such short-form registration is then available to us under applicable law. Such stockholders are entitled to request an unlimited number of short-form registrations.

If our board of directors believes in its reasonable good faith that any demand registration would require premature disclosure of a proposal or plan that we intend to undertake, and such disclosure would have a material adverse effect on us, then we may delay the registration once in any twelve month period for up to 90 days. Moreover, if the demand registration is an underwritten offering, we may reduce the number of shares of our registrable securities to be registered upon the advice of the underwriters that such offering exceeds the number of securities that can be sold in an orderly manner within an acceptable price range. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters’ advice, we will generally register a pro rata portion of the shares requested to be registered.

Under the piggyback registration provisions, if we propose to register any securities under the Securities Act, other than pursuant to a demand registration, and the registration form to be used may be used for the registration of registrable securities, stockholders holding such registrable securities have the right to include their shares in the registration statement. However, if the registration is an underwritten offering, we may reduce the number of shares to be registered under the piggyback registration provisions upon the advice of the underwriters that such offering exceeds the number of securities that can be sold in an orderly manner within an acceptable price range. If shares of our stock requested to be included in a registration must be excluded pursuant to the underwriters’ advice, we will generally register a pro rata portion of the shares requested to be registered under the piggyback registration provisions. The piggyback registration rights granted under the registration rights agreement have no expiration date. All of these piggyback registration rights have been waived in connection with the filing of the registration statement of which this prospectus is a part.

Expenses of Registration. We will generally pay all registration expenses in connection with the demand and piggyback registrations described above, including all registration and filing fees, expenses and fees of compliance with securities laws, and fees and disbursements of all counsel, independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by us. We will also pay the reasonable fees and disbursements of one counsel chosen by the selling stockholders in each demand or piggyback registration.

Transferability. The demand and piggyback registration rights described above are generally transferable to any subsequent holder of registrable securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or preferred stock, collectively, the underlying warrant securities, and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas.

The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The stock purchase contracts may be issued separately or as a part of units, which we refer to herein as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. We will file with the SEC as exhibits to a current report on Form 8-K forms of any stock purchase contracts to be issued either separately or as a part of stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more transactions, including:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser in a public offering or privately negotiated sales;

•	through agents; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any delayed delivery arrangements;

•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

•	any securities exchanges on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of any national securities exchange or quotation service on which such securities may be listed, quoted or traded at the time of sale; or

•	to or through a market maker otherwise than on such exchanges or quotation or trading services.

Such at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as our principal or agent, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Our officers, directors and employees may participate in the solicitation of offers to purchase securities pursuant to this prospectus in compliance with Rule 3a4-1 of the Exchange Act.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in connection with any particular offering of securities.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealers may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement, as the case may be, the names of the dealers and the terms of the transaction.

We may sell some or all of the securities covered by this prospectus through:

•	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. If indicated in an applicable prospectus supplement or pricing supplement, as the case may be, we may sell the securities through agents from time to time. The applicable prospectus supplement or pricing supplement, as the case may be, will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Unless otherwise specified in a prospectus supplement relating to a particular offering of securities, any agent will be acting on a best efforts basis for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

Institutional Purchasers

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations. We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the common stock, which is listed on the NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock, warrants or other securities issued pursuant to the registration statement of which this prospectus forms a part on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

In the event that the offering is subject to FINRA Rules 5110(h) or 5121, the participating members will comply with all provisions of the Rules, as applicable.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Seyfarth Shaw LLP will act as counsel to us. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

4,400 Shares of Series B Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

Placement Agent

H.C. Wainwright & Co.

June 8, 2015